CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and the Shareholders
Tennessee Valley Financial Holdings, Inc. and Subsidiary

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 of Tennessee Valley Financial Holdings, Inc. and Subsidiary of our report dated April 2, 2007, with respect to the consolidated financial statements of Tennessee Valley Financial Holdings, Inc. and Subsidiary which reports appear in Tennessee Valley Financial Holdings Inc.’s 2006 Annual Report on Form 10-KSB.

/s/ Dixon Hughes PLLC

Asheville, North Carolina
April 2, 2007